Exhibit (a)(5)(xxxvi)

For Immediate Release

Contact:	Jennifer Glass
Oracle Corp.
(650) 633-6192
jennifer.glass@oracle.com

ORACLE EXTENDS PEOPLESOFT TENDER OFFER

REDWOOD SHORES, Calif., July 3, 2003 — (http://www.oracle.com/tellmemore/?1840857)

Oracle Corporation (NASDAQ: ORCL) announced today that it has extended its previously announced tender offer for all of the common stock of PeopleSoft, Inc. to midnight EDT on Friday, July 18, 2003. The tender offer was previously set to expire at midnight EDT on Monday, July 7, 2003. As of the close of business on July 3, 2003, a total of 34,753,434 shares had been tendered in and not withdrawn from the offer.

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the Offer to Purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003, as amended June 18, 2003. Stockholders should read the Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston LLC, the Dealer Manager for the offer, from MacKenzie Partners, the Information Agent for the offer, or from Oracle Corporation.

###